Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Mary Ellen Keating	Alex Ortolani
Senior Vice President	Director
Corporate Communications	Corporate Communications
Barnes & Noble, Inc.	Barnes & Noble, Inc.
(212) 633-3323	(212) 633-3379
mkeating@bn.com	aortolani@bn.com

Barnes & Noble Appoints Joe Gorman as Executive Vice President, Operations

New York, New York – March 19, 2019 – Barnes & Noble, Inc. (NYSE: BKS), the world’s largest retail bookseller, today announced the appointment of Joe Gorman as Executive Vice President, Operations. Mr. Gorman joins the Company from General Nutrition Centers (GNC) where he also served as Executive Vice President, Operations. He will report to Leonard Riggio, Executive Chairman of Barnes & Noble.

“Joe is a seasoned executive and given his wealth of retail experience we believe he is the perfect fit for our business,” said Mr. Riggio.

Mr. Gorman is a leading retail executive with more than 25 years of strategic, operational and entrepreneurial experience. In addition to his position at GNC, Mr. Gorman also held leadership positions at GameStop and Home Depot. At GameStop, Mr. Gorman created and grew a business unit dedicated to new strategic growth, leveraging the company’s core strengths in tangential businesses. At Home Depot, Mr. Gorman led the operational direction and execution plan for West Coast Division stores and employees.

At Barnes & Noble, Mr. Gorman will be responsible for uniting the Stores, Café and Real Estate teams, as well as providing sales, logistical and operational leadership to these teams to drive performance, growth and profitability.

Mr. Gorman’s expertise in retailing and operations has earned him many awards and notable accomplishments, including being named a High Potential Leader and Six Sigma Champion at GameStop and a Six Sigma Champion at Home Depot. Additionally, he is a guest lecturer for the University of Hawai’i’s Executive MBA program, a position he has held for nearly 15 years. He starts his new position effective today, March 19.

About Barnes & Noble, Inc.
Barnes & Noble, Inc. (NYSE: BKS) is the world’s largest retail bookseller, and a leading retailer of content, digital media and educational products.  The Company operates 627 Barnes & Noble bookstores in 50 states, and one of the Web’s premier e-commerce sites, BN.com (www.bn.com).  The Nook Digital business offers a lineup of popular NOOK® tablets and eReaders and an expansive collection of digital reading and entertainment content through the NOOK Store®. The NOOK Store features more than 4.5 million digital books in the US (www.nook.com), plus periodicals and comics, and offers the ability to enjoy content across a wide array of popular devices through Free NOOK Reading Apps™ available for Android™, iOS® and Windows®.

General information on Barnes & Noble, Inc. can be obtained by visiting the Company’s corporate website at www.barnesandnobleinc.com.

Barnes & Noble®, Barnes & Noble Booksellers® and Barnes & Noble.com® are trademarks of Barnes & Noble, Inc. or its affiliates. NOOK® and the NOOK logos are trademarks of Nook Digital, LLC or its affiliates.

For more information on Barnes & Noble, follow us on Twitter, Instagram, Pinterest and Snapchat (bnsnaps), and like us on Facebook. For more information on NOOK, follow us on Twitter and like us on Facebook.

###